Exhibit 10(xiii)

CONSULTING AGREEMENT

                THIS AGREEMENT, made as of the 1st day of January, 2007, by and between McCormick & Company, Incorporated, a Maryland corporation having its principal office at 18 Loveton Circle, Sparks, Maryland 21152 (“McCormick”) and CKB Consulting LLC, a Florida corporation having its principal office at 23641 Waterside Drive, Bonita Springs, Florida 34134 (“Consultant”) and Robert J. Lawless, an individual residing at the same address, as the principal stockholder of Consultant and guarantor of Consultant’s obligations hereunder (“RJL”).

RECITALS

                WHEREAS, the Consultant provides business consulting services to senior management of corporations and employs RJL as its principal consultant; and

                WHEREAS, McCormick desires to obtain the personal services of RJL to provide guidance and advice to McCormick’s senior executives with respect to the management of a number of McCormick’s joint venture relationships, matters of policy, organizational design and structure, strategy, and other significant issues affecting McCormick’s business; and

                WHEREAS, the Consultant has agreed to provide the personal services of RJL to McCormick for such purposes; and

                WHEREAS, McCormick, the Consultant, and RJL desire to enter into a written  agreement which sets forth the respective rights and obligations of the parties.

                NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement, the parties agree as follows:

                                                1.             Retention/Scope of Services. McCormick hereby retains the Consultant in order to avail itself of specialized management consulting services. Consultant shall provide McCormick with certain unique personal services which can only be performed by RJL based on his several years of previous experience as Chief Executive Officer of McCormick.  Such personal services shall include providing guidance and advice to senior executives at McCormick with respect to the management of a number of McCormick’s joint venture relationships, matters of policy, organizational design and structure, strategy, other significant issues affecting McCormick’s global business and such other assistance as may be requested from time to time by Alan D. Wilson, President and Chief Executive Officer.  Consultant will make RJL available to McCormick, as reasonably requested, for a period of time not to exceed 400 hours during any calendar year.

2.             Term. The term of this Agreement shall commence on the date hereof and shall continue until December 31, 2008 and may be renewed for additional periods of time thereafter upon written agreement of the parties, subject to the approval of the Compensation Committee of the Board of Directors of McCormick.  In the event of any termination of this Agreement in advance of the expiration date as provided hereafter, McCormick will pay Consultant for all months, or fractions thereof, which have elapsed as of the date of termination. No termination of this Agreement, whether pursuant to this Section or otherwise, shall in any way affect Consultant’s obligations under Sections 6, 7 and 8 hereof which are expressly understood to survive termination.

3.             Fees/Expenses. During the term of this Agreement, McCormick shall pay Consultant a consulting fee at a rate equal to Twenty Thousand Dollars ($20,000) per month for each month during the term of this Agreement.  In addition to the aforesaid fee, McCormick shall reimburse Consultant for all reasonable expenses for travel, food and lodging incurred by Consultant in performing such services hereunder.  Consultant will invoice McCormick for all expenses as incurred, said invoices to include appropriate documentation to verify such expenses.  McCormick will pay such invoices within thirty (30) days of receipt of the invoice.

4.             Independent Contractor. The parties hereto understand that Consultant is an independent contractor, that no employment relationship is created by this Agreement between McCormick and RJL, and that neither the Consultant nor RJL shall therefore act or hold itself or himself out as an employee, agent, partner or joint venturer of or with McCormick.

5.             Termination Events. Notwithstanding anything contained herein to the contrary, this Agreement shall cease and terminate immediately upon the occurrence of any of the following events:

                a.             The death or incapacity of RJL;

                b.             A failure or refusal by RJL to render the consulting services requested of Consultant by McCormick, or the commission of any act of gross negligence or fraud or any failure to act which constitutes gross negligence or fraud on the part of RJL or the Consultant and which is reasonably determined to be detrimental to the welfare of McCormick or injurious to McCormick’s reputation; or

                c.             The breach or non-observance by RJL or the Consultant of any of the covenants or stipulations herein contained or any default or misconduct constituting gross negligence or fraud on the part of RJL or the Consultant.

6.             Nondisclosure: The Consultant and RJL agree that they

                a.             will not , either during the term of this Agreement, or thereafter, disclose in any manner whatsoever, any secret or confidential information or know-how concerning the business or products of McCormick (“Confidential Information”);

                b.             will not, at any time use any Confidential Information for any commercial purpose whatsoever, except in the performance of this Agreement; and

                c.             will immediately return all Confidential Information in their possession to McCormick upon request and will not thereafter retain copies of any such information whatsoever.

                For purposes of this Agreement, “Confidential Information” shall not include any information which is in or becomes part of the public domain through no fault of the Consultant or RJL, or which is disclosed to Consultant or RJL by a third party having no obligation of confidentiality to McCormick.

7.             Disclosure and Ownership of Inventions/Execution of Documents.

                a.         Consultant and RJL will promptly disclose in writing to McCormick all writings, inventions, improvements or discoveries (collectively, “Inventions”) whether copyrightable or patentable or not, which arise out of any services performed during the Term.

                b.         Any and all inventions that arise out of any services performed during the Term, including any and all inventions which arise after the termination of this Agreement and which were made with the use of any information obtained from McCormick during the Term, are the exclusive property of McCormick.

                c.         Consultant and RJL agree, at the request and the expense of McCormick, to sign and execute all instruments that, in McCormick’s reasonable opinion, are necessary to carry out the intention of this Agreement, including all assignments and other papers necessary to vest the entire right, title and interest in the Inventions in McCormick.  Consultant will do all lawful acts and sign all other papers McCormick may reasonably request relating to applications for patents, trademarks, and copyrights, both United States and foreign, and providing for the protection of McCormick’s right, title or interest in any of said matters.

8.             Non-Exclusivity/Covenant Not to Compete.  McCormick understands and agrees that, except as set forth in the next sentence, Consultant shall not be prevented or barred from rendering services of any nature for or on behalf of any other person, firm, corporation or entity, subject to Consultant’s obligation to maintain the confidentiality of McCormick’s trade secret information pursuant to Section 6 hereof.  The Consultant and RJL hereby covenant and agree that they will not, without the prior written consent of McCormick, at any time during the Term of this Agreement, or for a period of one year following the expiration or termination of this Agreement, as an employee, consultant, director or otherwise, either individually or in partnership or jointly or in conjunction with any person or persons, firm or association, syndicate, company or corporation, as principal, agent, shareholder or in any manner whatsoever, carry on or be engaged in or concerned with or interested in or advise, any business which competes with or is otherwise similar to the business carried on by McCormick.

9.             Assignment. This Agreement shall not be assigned by the Consultant without the prior written consent of McCormick.

10.           Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland.

11.           Notices. Any notice or other communication, other than routine communications, between the parties shall be in writing and shall be deemed to have been duly given if mailed first class, postage prepaid, certified or registered mail, return receipt requested, to the other party at its or her address as it or Consultant may have furnished to the other party in writing for such purpose.

12.           Amendment. This Agreement may not be amended except in a writing signed by the respective parties hereto.

13.           Severability. In the event any provision or any portion of any provision of this Agreement is found to be unenforceable or invalid, such provision or such portion of such provision shall be severable from this Agreement and shall not affect the enforceability or validity of any other provision or other portion of such provision contained in this Agreement.

14.           Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof.

15.           Execution in Counterparts.   This Agreement may be executed by the parties in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

16.           Survival of Certain Provisions.  The provisions of Sections 6, 7 and 8 of this Agreement shall survive the expiration and/or termination of this Agreement.

                IN WITNESS WHEREOF, McCormick and Consultant have caused this Agreement to be executed as of the date first above written.

McCORMICK & COMPANY, INCORPORATED

By:	/s/ Alan D. Wilson
Alan D. Wilson
President

CKB CONSULTING LLC

By:	/s/ Robert J. Lawless
Robert J. Lawless
President

	/s/ Robert J. Lawless	(LS)

Robert J. Lawless